Exhibit 3.1

Execution Version

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEURONETICS, INC.

Neuronetics, Inc., organized with the Secretary of State of Delaware as a limited liability company on July 3, 2001 under the name NeuroNetics, LLC, converted to a corporation on April 2, 2003 under its current name and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That by written consent of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment and restatement of the Seventh Amended and Restated Certificate of Incorporation of the Corporation, in the form of Exhibit A attached hereto (the “Restatement”), declaring said Restatement to be advisable and calling for consideration of said proposed Restatement by the stockholders of the Corporation.

SECOND: That thereafter, the proposed Restatement was approved by the stockholders of the Corporation by written consent.

THIRD: That said Restatement was duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Eighth Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of this 1st day of June, 2017.

NEURONETICS, INC.

By:	/s/ Christopher Thatcher
Name:	Christopher Thatcher
Title:	Chief Executive Officer

Exhibit A

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEURONETICS, INC.

ARTICLE I

The name of the corporation is Neuronetics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE IV

Stock

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 715,617,350, consisting solely of: (a) 407,024,262 shares of common stock, $0.01 par value per share (“Common Stock”); and (b) 308,593,088 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which (i) 4,800,000 have been designated as shares of Series A-1 Convertible Preferred Stock, $0.01 par value per share (“Series A-1 Preferred Stock”); (ii) 25,384,615 have been designated as shares of Series A-2 Convertible Preferred Stock, $0.01 par value per share (“Series A-2 Preferred Stock”); (iii) 17,000,000 have been designated as shares of Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”); (iv) 20,958,084 have been designated as shares of Series C Convertible Preferred Stock, $0.01 par value per share (“Series C Preferred Stock”); (v) 49,426,229 have been designated as shares of Series D Convertible Preferred Stock, $0.01 par value per share (“Series D Preferred Stock”); (vi) 44,873,260 have been designated as shares of Series E Convertible Preferred Stock, $0.01 par value per share (“Series E Preferred Stock” and together with the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, collectively, the “Junior Preferred Stock”); (vii) 105,566,484 have been designated as shares of Series F Convertible Preferred Stock, $0.01 par value per share (“Series F Preferred Stock”); and (viii) 40,584,416 have been designated as shares of Series G Convertible Preferred Stock, $0.01 par value per share (“Series G Preferred Stock”) pursuant to the provisions of this Article IV.

The following is a description of the respective classes of stock and a statement of the powers, designations, preferences, privileges, and relative, participating, optional, and other special rights of the Preferred Stock and the Common Stock, respectively. Capitalized terms used herein without definition shall have the respective meanings assigned to them in Section A.9 of this Article IV:

A.	PREFERRED STOCK.

1. Designation; Number of Shares.

There is hereby established a series of Preferred Stock, $0.01 par value per share, consisting of 4,800,000 shares, and the designation of such series shall be “Series A-1 Convertible Preferred Stock”.

There is hereby established a series of Preferred Stock, $0.01 par value per share, consisting of 25,384,615 shares, and the designation of such series shall be “Series A-2 Convertible Preferred Stock”.

There is hereby established a series of Preferred Stock, $0.01 par value per share, consisting of 17,000,000 shares, and the designation of such series shall be “Series B Convertible Preferred Stock.”

There is hereby established a series of Preferred Stock, $0.01 par value per share, consisting of 20,958,084 shares, and the designation of such series shall be “Series C Convertible Preferred Stock.”

There is hereby established a series of Preferred Stock, $0.01 par value per share, consisting of 49,426,229 shares, and the designation of such series shall be “Series D Convertible Preferred Stock.”

There is hereby established a series of Preferred Stock, $0.01 par value per share, consisting of 44,873,260 shares, and the designation of such series shall be “Series E Convertible Preferred Stock.”

There is hereby established a series of Preferred Stock, $0.01 par value per share, consisting of 105,566,484 shares, and the designation of such series shall be “Series F Convertible Preferred Stock.”

There is hereby established a series of Preferred Stock, $0.01 par value per share, consisting of 40,584,416 shares, and the designation of such series shall be “Series G Convertible Preferred Stock.”

2. Dividends.

(a) The holders of shares of Series G Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Series F Preferred Stock, Junior Preferred Stock or Common Stock of the Corporation, at the rate of 9% per annum of the Original Issuance Price of shares of Series G Preferred Stock, payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”) out of funds legally available for that purpose. Such dividends shall not be cumulative.

(b) Subject to Section A.2(a), the holders of shares of Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Junior Preferred Stock or Common Stock of the Corporation, at the rate of 9% per annum of the Original Issuance Price of shares of Series F Preferred Stock, payable when, as and if declared by the Board of Directors out of funds legally available for that purpose. Such dividends shall not be cumulative.

(c) Subject to Section A.2(a) and Section A.2(b), the holders of shares of Junior Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of 9% per annum of the applicable Liquidation Amount of such shares of Junior Preferred Stock, payable when, as and if declared by the Board of Directors out of funds legally available for that purpose. Such dividends shall not be cumulative.

(d) Subject to Section A.2(a) and Section A.2(b), whenever any dividend is declared or paid on any shares of any series of Junior Preferred Stock, the Board of Directors shall also declare and pay a dividend on the same terms, at the same rate with respect to the applicable Liquidation Amount, and in like kind upon each other share of each other series of Junior Preferred Stock then outstanding. With respect to dividends, each of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall rank pari passu with the Series E Preferred Stock.

(e) Subject to Section A.2(a) and Section A.2(b), in the event that (i) the Board of Directors shall declare a dividend on the outstanding shares of Junior Preferred Stock or a dividend shall be due and payable pursuant to the provisions of Section A.2(f) below with respect to the outstanding shares of Junior Preferred Stock and (ii) the assets of the Corporation available for payment of such dividends on the outstanding shares of Junior Preferred Stock shall not be sufficient to pay the full amount of such dividends to the holders of outstanding shares of Junior Preferred Stock, then the available funds shall be distributed ratably to the holders of shares of Junior Preferred Stock in proportion to the full dividend amount each such holder is otherwise entitled to receive.

(f) The Corporation shall not declare or pay any dividend (whether in cash, property or securities of the Corporation) upon any shares of Common Stock (other than a dividend declared or paid on Common Stock in the form of additional shares of Common Stock for which adjustments to the applicable Conversion Prices are made pursuant to Section A.5(f)(iv) below) unless the Corporation shall (i) first pay all unpaid dividends declared on the Series G Preferred Stock in accordance with Section A.2(a), (ii) second pay all unpaid dividends declared on the Series F Preferred Stock in accordance with Section A.2(b), (iii) after payment in full of such dividends on Series G Preferred Stock and Series F Preferred Stock, pay all unpaid dividends declared on Junior Preferred Stock in accordance with Section A.2(c), and (iv) simultaneously therewith declare and set apart cash, property or securities sufficient for the payment of a dividend on the same terms, at the same or equivalent rate (calculated as provided in Section A.2(g) below) and in like kind upon each share then outstanding of each series of Preferred Stock in accordance with Sections A.2(a), (b), (c) and (d), so that all outstanding shares of each series of Preferred Stock participate in such dividend (after giving effect to the provisions of Section A.2(g)) with such shares of Common Stock in accordance with Sections A.2(a), (b), (c) and (d).

(g) For purposes of Section A.2(f), the amount of any dividend (whether in cash, property or securities of the Corporation) payable with respect to each outstanding share of Series G Preferred Stock, Series F Preferred Stock and Junior Preferred Stock shall be determined ratably based on the number of shares of Common Stock into which all then outstanding shares of Series G Preferred Stock, Series F Preferred Stock and Junior Preferred Stock, respectively, are then convertible.

(h) No fractional shares of capital stock shall be issued as a dividend pursuant to the provisions of this Section A.2. In the event that any dividend pursuant to this Section A.2 is in the form of capital stock and in the event that such dividend would, but for the provisions of this Section A.2(h), result in the payment of a fractional share of capital stock to any holder of Preferred Stock, the Corporation shall reduce the amount of such dividend or distribution payable to such holder by rounding down to the nearest whole number of shares.

3. Liquidation Preference.

In the event of any liquidation, dissolution, or winding-up of the affairs of the Corporation, or Deemed Liquidation Event (as defined below), whether voluntary or involuntary, the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus, earnings or otherwise (collectively, the “Distributable Assets”) shall be distributed in the following order of priority:

(a) Each holder of Series G Preferred Stock shall be entitled to receive an amount per share of Series G Preferred Stock equal to the Original Issuance Price of the Series G Preferred Stock, plus all declared but unpaid dividends on such share of Series G Preferred Stock, calculated on a per share basis (subject to Proportional Adjustment) (the “Series G Liquidation Preference”), prior and in preference to any distribution in any such liquidation, dissolution, or winding-up of the affairs of the Corporation, or Deemed Liquidation Event, to the holders of Series F Preferred Stock, Junior Preferred Stock and/or Common Stock.

(b) After payment of the full Series G Liquidation Preference in accordance with Section A.3(a), each holder of Series F Preferred Stock shall be entitled to receive an amount per share of Series F Preferred Stock equal to the Original Issuance Price of the Series F Preferred

Stock, plus all declared but unpaid dividends on such share of Series F Preferred Stock, calculated on a per share basis (subject to Proportional Adjustment) (the “Series F Liquidation Preference”), prior and in preference to any distribution in any such liquidation, dissolution, or winding-up of the affairs of the Corporation, or Deemed Liquidation Event, to the holders of Junior Preferred Stock and/or Common Stock.

(c) After payment of the full Series G Liquidation Preference in accordance with Section A.3(a) and the full Series F Liquidation Preference in accordance with Section A.2(b), each holder of Junior Preferred Stock shall be entitled to receive, from the remaining Distributable Assets, if any, an amount per share of Junior Preferred Stock up to the applicable Liquidation Amount (as defined below) of each such share of Junior Preferred Stock (subject to Proportional Adjustment) (the “Junior Preferred Liquidation Preference”), prior and in preference to any distribution in any such liquidation, dissolution, or winding-up of the affairs of the Corporation, or Deemed Liquidation Event, to the holders of Common Stock, until the aggregate amount distributed to the holders of Junior Preferred Stock pursuant to this Section A.3(c) equals $59,190,016. Payments under this Section A.3(c) shall be allocated among the series of Junior Preferred Stock pro rata and pari passu in accordance with their respective Liquidation Amounts.

(d) After payment of the full Series G Liquidation Preference in accordance with Section A.3(a), the full Series F Liquidation Preference in accordance with Section A.3(b) and the full Junior Preferred Liquidation Preference in accordance with Section A.3(c), each holder of Series F Preferred Stock shall be entitled to receive, from the remaining Distributable Assets, if any, an amount per share of Series F Preferred Stock equal to $0.1678 (subject to Proportional Adjustment) (the “Additional Series F Preference”), prior and in preference to any distribution in any such liquidation, dissolution, or winding-up of the affairs of the Corporation, or Deemed Liquidation Event, pursuant to Section A.3(e) below.

(e) After payment of the full Series G Liquidation Preference in accordance with Section A.3(a), the full Series F Liquidation Preference in accordance with Section A.3(b), the full Junior Preferred Liquidation Preference in accordance with Section A.3(c) and the Additional Series F Preference in accordance with Section A.3(d), the remaining Distributable Assets, if any, shall be distributed as follows:

(i) first, to the holders of shares of Common Stock, Junior Preferred Stock, Series F Preferred Stock and Series G Preferred Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming full conversion of all shares of Preferred Stock into shares of Common Stock at the then applicable conversion rate) until the aggregate amount distributed to the holders of Series F Preferred Stock pursuant to Section A.3(b), Section A.3(d) and this Section A.3(e)(i), with respect to each share of Series F Preferred Stock, equals $1.0068, plus declared but unpaid dividends on each such share of Series F Preferred Stock;

(ii) then, to the holders of shares of Common Stock, Junior Preferred Stock and Series G Preferred Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming full conversion of all shares of Junior Preferred Stock and Series G Preferred Stock into shares of Common Stock at the then applicable conversion rate) until the aggregate amount distributed to such holders pursuant to this Section A.3(e)(ii) equals (A) the aggregate amount distributed to holders of Series F Preferred Stock pursuant to Section A.3(d) divided by (B) the Series F Ownership Percentage; and

(iii) then, to the holders of shares of Common Stock, Junior Preferred Stock, Series F Preferred Stock and Series G Preferred Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming full conversion of all shares of Preferred Stock into shares of Common Stock at the then applicable conversion rate).

(f) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a liquidation, dissolution or winding-up of the affairs of the Corporation or a Deemed Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to such liquidation, dissolution or winding-up of the affairs of the Corporation or a Deemed Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Section A.3(f), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of such series of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(g) If the Distributable Assets available for distribution to the holders of the Preferred Stock shall be insufficient to permit the payment of the full preferential amounts set forth in Sections A.3(a), A.3(b), A.3(c) and A.3(d) above, then the available funds shall be distributed (i) first, ratably to the holders of shares of Series G Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section A.3(a) above, (ii) second, ratably to the holders of shares of Series F Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section A.3(b) above, (iii) third, ratably to the holders of shares of Junior Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section A.3(c) above and (iv) fourth, ratably to the holders of Series F Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive pursuant to Section A.3(d) above.

(h) Unless (a) the Required Senior Preferred Holders, (b) holders holding at least 60% of the then outstanding shares of Series E Preferred Stock voting together as a single class, (c) holders holding at least 75% of the then outstanding shares of Series F Preferred Stock voting together as a single class, and (d) the holders holding at least 55% of the then outstanding shares of Series G Preferred Stock voting together as a single class, elect otherwise by notice to the Corporation on or prior to the consummation of such Acquisition, an Acquisition will be regarded as a liquidation, dissolution, or winding-up of the affairs of the Corporation within the meaning of this Section A.3 (such an Acquisition, a “Deemed Liquidation Event”). The Corporation shall provide written notice to each holder of Preferred Stock (at such holder’s address appearing in the Corporation’s records) at least fifteen (15) business days prior to the consummation of any Acquisition, which notice describes such Acquisition in reasonable detail (including, but not limited to, with respect to the consideration proposed to be paid to the holders of the Common Stock in connection with such Acquisition).

(i) In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies (including, for example, pursuant to an earn out) (collectively, “Delayed Payments”), then (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section A.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section A.3 after taking into account the previous payment of the Initial Consideration and any Delayed Payments that were previously paid, as part of the same transaction; provided that in those circumstances where the Acquisition is a merger or consolidation, then the Corporation shall cause such allocation to be set forth in the merger agreement, and in the case of an Acquisition that is a sale or a license of all or substantially all of the assets, then the Corporation shall include such allocation in the plan of liquidation and dissolution. For the avoidance of doubt, at the closing of any Deemed Liquidation Event with respect to which the Initial Consideration will be legally distributed to the Corporation’s stockholders and at each date after such closing on which the Delayed Payments are to be legally distributed to the Corporation’s stockholders as a result of such Deemed Liquidation Event (each, a “Payment Date”), each holder of each series of Preferred Stock shall be entitled to be paid, out of the Distributable Assets on such Payment Date, an amount for each share of each series of Preferred Stock then held equal to (1) the amount of cash, securities and other property to which such holder would have been entitled pursuant to Sections A.3(a), (b), (c), (d), (e) or (f) above, after taking into account the operation of this Section A.3(i) with respect to such series of Preferred Stock and treating the distributions to the Corporation’s stockholders made upon such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Deemed Liquidation Event, provided that any amounts held in escrow on a Payment Date shall not be treated as distributed to stockholders of the Corporation for purpose of this Section A.3(i) until such amounts are actually paid to stockholders, reduced by (2) the amount per share paid in the aggregate to such holder with respect to such holder’s shares of such series of Preferred Stock on all prior Payment Dates. For purposes of this Section A.3, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Delayed Payments.

(j) In the event (i) the Corporation enters into an agreement whereby (A) the Corporation grants any corporation or other entity or person (a “Prospective Acquiror”) an option or other right to consummate an Acquisition with respect to the Corporation, or (B) the Corporation has the option or other right to require a Prospective Acquiror to consummate an Acquisition with respect to the Corporation and (ii) the Board of Directors (with prior Super Board Approval) determines to distribute to the Corporation’s stockholders any initial consideration paid by the Prospective Acquiror to the Corporation with respect to such option or right (the “Upfront Stockholder Consideration”), any Upfront Stockholder Consideration shall be distributed as proceeds from a Deemed Liquidation Event under this Section A.3.

(k) In the event of a Deemed Liquidation Event described in clause (ii) or (iii) of the definition of an Acquisition, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law of the State of Delaware within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock, and (ii) if the Required Senior Preferred Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other Distributable Assets, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock. Available Proceeds shall be distributed in accordance with this Section A.3.

4. Voting Rights.

(a) Except as otherwise provided in this Certificate of Incorporation or by applicable law, each share of Preferred Stock shall entitle the holder thereof to vote, together with the holders of Common Stock and all of the other holders of Preferred Stock, all voting together as a single class, on all matters as to which stockholders of the Corporation shall vote or shall be entitled to vote, including, without limitation, actions amending this Certificate of Incorporation to increase or decrease the number of authorized shares of Common Stock. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (rounded down to the nearest whole number) into which such share of Preferred Stock is then convertible as provided in Section A.5 of this Article IV.

(b) Except as otherwise set forth in this Certificate of Incorporation, for so long as at least 20% of the shares originally issued by the Corporation in the aggregate in all related closings for the sale of Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (subject to Proportional Adjustment) are then outstanding, the Corporation shall not, directly or indirectly whether by amendment, merger, consolidation or otherwise or in any other manner, without the affirmative approval of the Required Senior Preferred Holders:

(i) amend this Certificate of Incorporation or the by-laws of the Corporation in any manner (including, but not limited to, any amendment that changes the size or election procedures of the Board of Directors or that amends, alters or changes any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, holders of Preferred Stock), except for amending the Certificate of Incorporation (A) for the sole purpose of increasing the number of shares of authorized Common Stock upon the occurrence of an adjustment to the Conversion Price that results in the number of shares of Common Stock issued plus the number of shares of Common Stock issuable upon conversion and/or exercise of all outstanding Preferred Stock and all other Derivative Securities, exceeding the number of shares of Common Stock then authorized by this Certificate of Incorporation, but only to the extent of such excess amount, and (B) as contemplated by Section A.10 of Article IV (the exceptions contained in subparagraphs (A) and (B) above, herein referred to as the “Exceptions”);

(ii) increase or decrease the number of authorized shares of any class or series of capital stock of the Corporation, other than in the case of the Exceptions;

(iii) take any action to authorize, create or issue any shares of any other class or series of capital stock having preferences superior to or on a parity with the Preferred Stock;

(iv) effect any merger or consolidation of the Corporation with or into any other entity, or any Acquisition, liquidation, dissolution or winding up of the Corporation;

(v) effect any exchange, cancellation, reclassification or recapitalization of the outstanding capital stock of the Corporation;

(vi) declare or pay any dividend with respect to the Common Stock (except for a dividend payable solely in shares of Common Stock for which adjustments to the applicable Conversion Prices are made pursuant to Section A.5(f)(iii) below), make any distribution of assets to its stockholders, or repurchase, redeem, retire or otherwise acquire for value any shares of its capital stock (except for acquisitions of Common Stock by the Corporation approved by the Board of Directors (A) pursuant to agreements that permit the Corporation to repurchase such shares upon termination of services to the Corporation at an amount equal to or less than the original purchase price therefor or (B) in exercise of any right of first refusal provided to the Corporation by contract upon a proposed transfer);

(vii) enter into any agreement or arrangement which would restrict the Corporation’s ability to perform its obligations under the Series A-2 Purchase Agreement, the Series B Purchase Agreement, the Series C Purchase Agreement, the Series D Purchase Agreement, the Series E Purchase Agreement, the Series F Purchase Agreement or the Series G Purchase Agreement;

(viii) approve any stock option, stock purchase or other similar plan or stock incentive program, or increase the authorized number of shares allocated to any such existing or new plan or program;

(ix) change the fundamental nature of the Corporation’s business;

(x) incur any indebtedness in excess of $500,000 individually or in excess of $1,000,000 in the aggregate in any 12-month period; or

(xi) take any action to assign, transfer, terminate or knowingly breach any license or similar agreement with a third party that grants to the Corporation rights in any Intellectual Property (as defined in the Series F Purchase Agreement) (other than “off-the-shelf” software programs that have not been customized for its use).

(c) Except as otherwise contemplated in Section A.10 of this Article IV, for so long as at least 20% of the shares originally issued by the Corporation in all related closings for the sale of Series C Preferred Stock are then outstanding, the Corporation shall not, whether by amendment, merger, consolidation or otherwise or in any other manner, without the affirmative approval of the holders of at least a majority of the then outstanding Series C Preferred Stock voting together as a single class, amend this Certificate of Incorporation in any manner that would increase or decrease the aggregate number of authorized shares of Series C Preferred Stock, increase or decrease the par value of the shares of Series C Preferred Stock, or alter or change the powers, preferences or special rights of the shares of Series C Preferred Stock so as to affect them adversely.

(d) Except as otherwise contemplated in Section A.10 of this Article IV, the Corporation shall not, whether by amendment, merger, consolidation or otherwise or in any other manner, without the affirmative approval of the holders of at least 65% of the then outstanding shares of Series D Preferred Stock voting together as a single class, amend this Certificate of Incorporation in any manner that would increase or decrease the aggregate number of authorized shares of Series D Preferred Stock, increase or decrease the par value of the shares of Series D Preferred Stock, or alter, change, or waive the powers, preferences or special rights of the shares of Series D Preferred Stock so as to affect them adversely.

(e) Except as otherwise contemplated in Section A.10 of this Article IV, the Corporation shall not, whether by amendment, merger, consolidation or otherwise or in any other manner, without the affirmative approval of the holders of at least two-thirds (2/3) of the then outstanding shares of Series E Preferred Stock voting together as a single class, amend this Certificate of Incorporation in any manner that would increase or decrease the aggregate number of authorized shares of Series E Preferred Stock, increase or decrease the par value of the shares of Series E Preferred Stock, or alter, change, or waive the powers, preferences or special rights of the shares of Series E Preferred Stock so as to affect them adversely.

(f) Except as otherwise contemplated in Section A.10 of this Article IV, the Corporation shall not, whether by amendment, merger, consolidation or otherwise or in any other manner, without the affirmative approval of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series F Preferred Stock voting together as a single class, amend this Certificate of Incorporation in any manner that would increase or decrease the aggregate number of authorized shares of Series F Preferred Stock, increase or decrease the par value of the shares of Series F Preferred Stock, or alter, change, or waive the powers, preferences or special rights of the shares of Series F Preferred Stock so as to affect them adversely.

(g) Except as otherwise contemplated in Section A.10 of this Article IV, the Corporation shall not, whether by amendment, merger, consolidation or otherwise or in any other manner, without the affirmative approval of the holders of at least fifty-five percent (55%) of the then outstanding shares of Series G Preferred Stock voting together as a single class: (i) amend this Certificate of Incorporation in any manner that would increase or decrease the aggregate number of authorized shares of Series G Preferred Stock; (ii) increase or decrease the par value of the shares of Series G Preferred Stock; (iii) alter, change, or waive the powers, preferences or special rights of the shares of Series G Preferred Stock so as to affect them adversely; (iv) effect any reclassification of another class or series of the Corporation’s capital stock in a manner that adversely affects the powers, preferences or special rights of the shares of the Series G Preferred Stock; or (v) effect any liquidation, dissolution or Deemed Liquidation Event as a result of which each holder of shares of Series G Preferred Stock would receive, in connection with such liquidation, dissolution or Deemed Liquidation Event, an amount of cash and/or securities publicly traded on a nationally recognized exchange (the value of such securities deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction) in respect of each share of Series G Preferred Stock held by such holder that is less than the Series G Liquidation Preference. The Corporation shall not, whether by amendment, merger, consolidation or otherwise or in any other manner, without the affirmative approval of the holders of at least forty-two and five tenths percent (42.5%) of the then outstanding shares of Series G Preferred Stock voting together as a single class, adopt any plan or agreement providing for a cash bonus payment to any officers, directors or employees of the Company upon the consummation of a change in control transaction, including without limitation any Deemed Liquidation Event; and, notwithstanding anything to the contrary set forth herein or in the Corporation’s bylaws, the holders of forty-two and five tenths percent (42.5%) of the then outstanding shares of Series G Preferred Stock shall constitute a quorum for purposes of such approval.

(h) The Board of Directors shall consist of up to nine (9) directors. Each director shall be entitled to one (1) vote. At each annual meeting of the stockholders of the Corporation, and at each special meeting of the stockholders of the Corporation called for the purpose of electing directors of the Corporation, and at any time at which stockholders of the Corporation shall have the right to, or shall, vote for or consent in writing to the election of directors of the Corporation, then, and in each such event:

(i) the holders of record of Series A-2 Preferred Stock, voting together as a separate class, shall have the right to elect two (2) directors (the “Series A-2 Directors”) by majority vote;

(ii) the holders of record of the Series B Preferred Stock, voting together as a separate class, shall have the right to elect one (1) director (the “Series B Director”) by majority vote;

(iii) the holders of record of the Series C Preferred Stock, voting together as a separate class, shall have the right to elect one (1) director (the “Series C Director”) by majority vote;

(iv) the holders of record of the Series D Preferred Stock, voting together as a separate class, shall have the right to elect one (1) director (the “Series D Director”) by majority vote;

(v) the holders of record of the Series E Preferred Stock, voting together as a separate class, shall have the right to elect one (1) director (the “Series E Director”) by the Series E Supermajority Vote; and

(vi) the holders of Preferred Stock and Common Stock voting together as a single class on an as-converted to Common Stock basis, shall have the right to elect up to three (3) directors (the “Remaining Directors”) by majority vote.

The presence in person or by proxy of (A) the holders of a majority of the shares of Series A-2 Preferred Stock then outstanding, in the case of the election of a Series A-2 Director,

(B) the holders of a majority of the shares of Series B Preferred Stock then outstanding, in the case of the election of a Series B Director, (C) the holders of a majority of the shares of Series C Preferred Stock then outstanding, in the case of the election of a Series C Director, (D) the holders of a majority of the shares of Series D Preferred Stock then outstanding, in the case of the election of a Series D Director, (E) the holders of shares of Series E Preferred Stock then outstanding constituting the Series E Supermajority Vote, in the case of the election of a Series E director, and (F) the holders of a majority of the shares of Preferred Stock (on an as-converted to Common Stock basis) and Common Stock then outstanding as a single class, in the case of the election of the Remaining Directors, shall constitute a quorum for the election of directors to be elected by such holders.

Each director who shall have been elected as provided in this Section A.4(h) of Article IV may be removed during his term of office, whether with or without cause, only by the holders of record of the shares of the series or class or classes of stock then outstanding entitled to elect such director as set forth in this Section A.4(h).

A vacancy in any directorship (whether as a result of death, permanent disability, resignation or removal) elected by the holders of shares of a specified series or class or classes of stock then outstanding shall be filled only by vote or written consent of the holders of shares of such specified series or class or classes of stock, in the manner set forth in this Section A.4(h) of Article IV.

5. Optional Conversion.

(a) Each holder of outstanding shares of Preferred Stock shall have the right, exercisable by such holder at its option, at any time or from time to time, to convert any or all of its shares of Preferred Stock into fully paid and nonassessable shares of Common Stock pursuant to, and in accordance with, the provisions of this Section A.5. The number of fully paid and nonassessable shares of Common Stock into which each share of Preferred Stock shall convert pursuant to this Section A.5 shall be equal to the quotient obtained by dividing (A) the applicable Original Issuance Price of such share of Preferred Stock, by (B) the applicable Conversion Price, as last adjusted and then in effect pursuant to Section A.5(f) of this Article IV, if applicable, of such share of Preferred Stock.

(b) Each holder of shares of Preferred Stock who exercises the right to convert any of such shares of Preferred Stock into shares of Common Stock pursuant to this Section A.5 shall be entitled to payment of all declared but unpaid dividends with respect to such shares of Preferred Stock, as of the applicable Conversion Date.

(c) Any holder of outstanding shares of Preferred Stock may exercise the right to convert any or all of its shares of Preferred Stock into Common Stock pursuant to this Section A.5 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (each a “Preferred Stock Certificate”), duly endorsed or assigned in blank to the Corporation (if required by it) (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), accompanied by written notice stating the number of shares represented by such Preferred Stock Certificate or Preferred Stock Certificates that such holder elects to convert and stating the name or names (with addresses) in which the certificate or certificates for the shares of Common Stock are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein, in each instance, as the “Conversion Date.” As promptly as practicable thereafter (and in no event greater than five (5) days), the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, a check or cash in respect of any fractional interest in any share of Common Stock, as provided in Section A.5(e) of this Article IV, issuable with respect to the shares of Preferred Stock so converted and a check or cash in payment of all dividends declared but unpaid, if any, with respect to the shares of Preferred Stock so converted as of the applicable Conversion Date. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open; provided, that the Conversion Price with respect to the shares of Preferred Stock converted shall be that in effect for such shares of Preferred Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a Preferred Stock Certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of such Preferred Stock Certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the unconverted number of shares of Preferred Stock, represented by such Preferred Stock Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section A.5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) If a holder of shares of Preferred Stock shall surrender more than one (1) share of Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

(e) No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the Current Market Price thereof on the applicable Conversion Date. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

(f) For all purposes of this Section A.5, the Conversion Price with respect to each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) (A) If the Corporation shall, at any time or from time to time after the Effective Date, issue, or be deemed to have issued pursuant to Section A.5(f)(ii)(D) of this Article IV, any Additional Shares of Common Stock for a consideration per share less than the Conversion Price of the Series G Preferred Stock in effect immediately prior to the issuance of such Additional Shares of Common Stock, then the Conversion Price of the Series G Preferred Stock in effect immediately prior to each such issuance shall automatically be lowered to a price equal to the quotient obtained by dividing (X) by (Y) (such quotient, the “New Series G Conversion Price”), where:

(X) is an amount equal to the sum of

(1) the product of (a) the total number of shares of Common Stock outstanding immediately prior to such issuance (including any shares of Common Stock then issuable upon the conversion of shares of Preferred Stock then outstanding and upon exercise of all other Derivative Securities then outstanding), and (b) the Conversion Price of the Series G Preferred Stock in effect immediately prior to such issuance, plus

(2) the consideration received by the Corporation upon such issuance; and

(Y) is the total number of shares of Common Stock outstanding immediately prior to such issuance (including any shares of Common Stock then issuable upon the conversion of shares of Preferred Stock then outstanding and upon exercise of all other Derivative Securities then outstanding) plus the number of shares so issued.

    (B) If the Corporation shall, at any time or from time to time after the Effective Date, issue, or be deemed to have issued pursuant to Section A.5(f)(ii)(D) of this Article IV, any Additional Shares of Common Stock for a consideration per share less than the Conversion Price of the Series G Preferred Stock in effect immediately prior to the issuance of such Additional Shares of Common Stock, then the Conversion Price of each of the Series A-1 Preferred Stock (but only if the consideration per share of the Additional Shares of Common Stock is also less than the Conversion Price of the Series A-1 Preferred Stock in effect immediately prior to such issuance), Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock in effect immediately prior to each such issuance shall automatically be lowered to a price determined by multiplying each such Conversion Price by the quotient obtained by dividing the New Series G Conversion Price by the Conversion Price of the Series G Preferred Stock in effect immediately prior to such issuance.

(ii) For the purposes of any adjustment of the Conversion Price of any series of Preferred Stock pursuant to
Sections A.5(f)(i)(A) and (B) of this Article IV, the following provisions shall be applicable:

(A) In the case of the issuance of Common Stock in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor, plus the value of any property other than cash received by the Corporation (determined as provided in Section A.5(f)(ii)(B) of this Article IV) plus the value of any other consideration received by the Corporation (determined as set forth in Section A.5(f)(ii)(C) of this Article IV).

(B) In the case of the issuance of Common Stock for a consideration in whole or in part in property other than cash, the value of such property other than cash shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair market value of such property as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued, less any cash consideration paid for such shares (determined as provided in Section A.5(f)(ii)(A) of this Article IV) and less any other consideration received by the Corporation for such shares (determined as set forth in Section A.5(f)(ii)(C) of this Article IV).

(C) In the case of the issuance of Common Stock for consideration in whole or in part other than cash or property, the value of such other consideration shall be deemed to be the fair market value of such other consideration as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair market value of such other consideration as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock being issued, less any cash consideration paid for such shares (determined as provided in Section A.5(f)(ii)(A) of this Article IV) and less the fair market value of any property received by the Corporation for such shares (determined as set forth in
Section A.5(f)(ii)(B) of this Article IV).

(D) With respect to the issuance of (x) any warrants or options exercisable for shares of Common Stock, (y) any securities convertible into, or exchangeable for, shares of Common Stock or (z) any warrants or options to purchase, or other rights to subscribe for, such convertible or exchangeable securities:

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock (said maximum number of shares being that set forth in the instrument relating to such options or rights to subscribe for Common Stock without giving effect to changes under, or by reason of, provisions contained therein designed to protect against dilution) shall be deemed to have been issued at the time such options or rights were granted or issued and for a consideration equal to the consideration (determined in the manner provided in Sections A.5(f)(ii)(A), (B) and (C) of this Article IV), if any, received by the Corporation upon the issuance or grant of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby (the consideration in each case to be determined in the manner provided in Sections A.5(f)(ii)(A), (B) and (C) of this Article IV);

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof (said maximum number of shares being that set forth in the instrument relating to such convertible or exchangeable securities without giving effect to changes under, or by reason of, provisions contained therein designed to protect against dilution) shall be deemed to have been issued at the time such convertible or exchangeable securities were issued or such options, warrants or rights were issued or granted and for a consideration equal to the consideration received by the Corporation in connection with the issuance or grant of any such convertible or exchangeable securities and/or any such options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of any such convertible or exchangeable securities and/or the exercise of any such options, warrants or rights (the consideration in each case to be determined in the manner provided in Sections A.5(f)(ii)(A), (B) and (C) of this Article IV);

(3) if there is any change in the exercise price of, or number of shares deliverable upon exercise of, any such warrants, options or rights or upon the conversion or exchange of any such convertible or exchangeable securities, then the Conversion Price of each series of Preferred Stock shall automatically be readjusted to reflect such change; and

(4) upon the expiration of any such warrants, options or rights or the termination of any such rights to convert or exchange such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock shall be automatically readjusted to the Conversion Price that would have been obtained had such expired or terminated warrants, options, rights or convertible or exchangeable securities not been issued.

(E) Anything contained herein to the contrary notwithstanding, (1) the provisions of this Section A.5(f) as they relate to the Conversion Price of each series of Junior Preferred Stock may be waived in any instance with the affirmative approval of the holders of at least 60% of the then outstanding shares of Series E Preferred Stock voting together as a single class, and the affirmative approval of the holders of at least 60% of the then outstanding shares of Junior Preferred Stock (on an as-converted to Common Stock basis) voting or consenting together as a single class, (2) the provisions of this Section A.5(f) as they relate to the Conversion Price of the Series F Preferred Stock may be waived in any instance with the affirmative approval of the holders of at least 75% of the then outstanding shares of Series F Preferred Stock voting together as a separate class, and (3) the provisions of this Section A.5(f) as they relate to the Conversion Price of the Series G Preferred Stock may be waived in any instance with the affirmative approval of the holders of at least 60% of the then outstanding shares of Series G Preferred Stock voting together as a separate class, in each case by delivery of a written notice of waiver to the Corporation.

(iii) If the number of shares of Common Stock outstanding at any time after the Effective Date is increased by a stock dividend payable in shares of Common Stock or by a stock split, subdivision or split-up of shares of Common Stock, without a similar change in the Preferred Stock, then, following the record date fixed for the determination of holders of

Common Stock entitled to receive such stock dividend, stock split, subdivision or split-up, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(iv) If, at any time after the Effective Date, the number of shares of Common Stock outstanding is decreased by a reverse stock split or combination of the outstanding shares of Common Stock, without a similar change in the Preferred Stock, then, following the record date for such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(v) In the event, at any time after the Effective Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than consolidation or merger in which the Corporation is the continuing corporation) other than an Acquisition subject to the provisions of Section A.3 above (any such transaction, an “Extraordinary Transaction”), after the effectiveness of such Extraordinary Transaction, each share of Preferred Stock shall be thereafter convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the company resulting from or surviving such Extraordinary Transaction, that would have been received if such share of Preferred Stock had been converted into Common Stock immediately prior to the effectiveness of such Extraordinary Transaction. The provisions of this Section A.5(f)(v) shall similarly apply to successive Extraordinary Transactions.

(vi) All calculations under this Section A.5(f) shall be made to the nearest one-tenth of a cent ($0.001) or to the nearest one-tenth (1/10) of a share, as the case may be.

(vii) In any case in which the provisions of this Section A.5(f) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any cash amounts in lieu of fractional shares pursuant to Section A.5(e) hereof; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(g) Whenever the Conversion Price of any series of Preferred Stock shall be adjusted as provided in Section A.5(f) of this
Article IV, the Corporation shall forthwith file and keep on record at the office of the Secretary of the Corporation and at the office of any transfer agent for such series of Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its President, Chief Executive Officer, Treasurer or Chief Financial Officer, showing the facts requiring such adjustment and the Conversion Price of each series of Preferred Stock that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent to each holder of such series of Preferred Stock at such holder’s address appearing on the Corporation’s records.

(h) In the event the Corporation shall propose to take any action of the types described in Section A.5(f)(iii), (iv) or (v) of this Article IV, the Corporation shall give notice to each holder of Preferred Stock at such holder’s address appearing on the Corporation’s records, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price of each series of Preferred Stock, as the case may be, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon conversion of such Preferred Stock at any time following the effective date of such action. In the case of any action that would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the record date so fixed, and in the case of any other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action.

(i) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder in respect of which such shares of Preferred Stock are being issued.

(j) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

(k) Any notice required by the provisions of this Section A.5 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or sent by email, and addressed to each holder of record at his, her or its address or email address appearing on the books of this Corporation.

6. Automatic Conversion.

(a) Upon the closing of a Qualified Public Offering, by virtue of, and simultaneously with, the closing of the Qualified Public Offering and without any action on the part of the holders thereof, all shares of each series of Preferred Stock then outstanding shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock into which such shares would have been convertible in the event of optional conversion at such time pursuant to Section A.5 of this Article IV.

(b) In the event the Corporation’s first underwritten public offering of Common Stock does not qualify as a Qualified Public Offering, then, subject to the affirmative approval, set forth in a written notice to the Corporation, of (i) the holders of at least 60% of the then outstanding shares of Preferred Stock (on an as-converted to Common Stock basis) voting or consenting together as a single class, (ii) the holders of at least 60% of the then outstanding shares of Series E Preferred Stock voting or consenting together as a separate class, (iii) the holders of at least 66.66% of the then outstanding shares of Series F Preferred Stock voting or consenting together as a separate class and (iv) the holders of at least 42.5% of the then outstanding shares of Series G Preferred Stock voting or consenting together as a separate class, and, notwithstanding anything to the contrary set forth herein or in the Corporation’s bylaws, the holders of forty-two and five tenths percent (42.5%) of the then outstanding shares of Series G Preferred Stock shall constitute a quorum for purposes of such approval (provided, however, that if the Corporation’s first underwritten public offering is at a price per share of Common Stock at least equal to the Original Issuance Price of the Series G Preferred Stock, then the separate vote of the holders of Series G Preferred Stock shall not be required pursuant to this subclause (iv)), upon the closing of such public offering, by virtue of, and simultaneously with, the closing of such public offering, all shares of each series of Preferred Stock then outstanding shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock into which such shares would have been convertible in the event of optional conversion at such time pursuant to Section A.5 of this Article IV.

(c) Upon the affirmative approval, set forth in a written notice to the Corporation, of (i) the holders of at least 60% of the then outstanding shares of Preferred Stock (on an as-converted to Common Stock basis) voting or consenting together as a single class, (ii) the holders of at least 60% of the then outstanding shares of Series E Preferred Stock voting or consenting together as a separate class, (iii) the holders of at least 75% of the then outstanding shares of Series F Preferred Stock voting or consenting together as a separate class and (iv) the holders of at least 55% of the then outstanding shares of Series G Preferred Stock voting or consenting together as a separate class, all of the outstanding shares of Preferred Stock shall be automatically converted into that number of fully paid and nonassessable shares of Common Stock into which such shares would have been convertible in the event of optional conversion at such time pursuant to Section A.5 of this Article IV.

(d) The provisions of Section A.5 shall apply to any automatic conversion effected pursuant to Section A.6(a), A.6(b) or A.6(c).

(e) Upon any conversion of shares of Preferred Stock into Common Stock pursuant to this Section A.6, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes a reasonably acceptable affidavit and indemnity undertaking. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

(f) Upon any conversion of shares of Preferred Stock into Common Stock pursuant to Section A.6(a), A.6(b) or A.6(c), each holder of such shares of Preferred Stock shall be entitled to payment of all declared but unpaid dividends with respect to such shares of Preferred Stock as of the applicable Conversion Date.

7. Redemption: The Preferred Stock is not redeemable at the option of the holder thereof.

8. Waiver: Except for any provision of this Certificate of Incorporation containing a different voting threshold as specifically set forth therein (which voting thresholds may only be waived by at least the same percentage voting threshold), any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least 60% of the shares of Preferred Stock then outstanding (on an as-converted to Common Stock basis), voting or consenting together as a single class (subject to Proportional Adjustment).

9. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition” shall mean (i) any consolidation or merger of the Corporation with or into any other corporation, partnership, limited liability company or other entity, or other business transaction or series of other business transactions to which the Corporation is a party, as a result of which the holders of capital stock of the Corporation immediately prior to such merger, consolidation or other business transaction own, directly or indirectly, less than a majority (by voting power) of the outstanding capital stock or equity interests of the surviving corporation, partnership, limited liability company or other entity immediately after such merger, consolidation or other business transaction (taking into account for purposes of determining such percentage ownership, only outstanding shares of capital stock of the Corporation held by such stockholders before the transaction) or a transaction in which any shares of Preferred Stock are converted into any other property or security, other than Common Stock, or (ii) a sale, lease or transfer or other disposition of all or substantially all of the assets of the Corporation, or (iii) the license of all or substantially all of the assets of the Corporation where such license is substantially equivalent to a sale of all or substantially all of the assets of the Corporation; in each case, other than (y) a merger or consolidation with a wholly-owned subsidiary of the Corporation or (z) a merger effected exclusively to change the domicile of the Corporation, provided that the holders of capital stock of the Corporation immediately prior to such merger or consolidation described in clauses (y) and (z) continue to hold (A) all of the voting power of the capital stock of the Corporation or the surviving or acquiring entity in substantially the same proportions (relative to all such holders) as immediately prior to such transaction and (B) capital stock of the Corporation, or the surviving or acquiring entity, with rights, preferences, powers and other provisions that are substantially identical to the rights, preferences, powers and other provisions of the capital stock each such holder held immediately prior to such merger or consolidation.

“Additional Shares of Common Stock” shall mean all shares of Common Stock (including, for the purposes hereof, (i) all warrants or options exercisable for shares of Common Stock, (ii) all securities convertible into, or exchangeable for, shares of Common Stock, and (iii) any warrants or options to purchase, or other rights to subscribe for, such convertible or exchangeable securities) issued by the Corporation on or after the Effective Date, other than:

(i) shares of Preferred Stock issued or issuable pursuant to the Series G Purchase Agreement;

(ii) shares of Common Stock issued or issuable as a dividend or other distribution on the Preferred Stock;

(iii) shares of Common Stock issued or issuable by reason of any of the events or circumstances covered by Section A.5(f)(iii) or A.5(f)(v);

(iv) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

(v) shares of Common Stock issued or deemed to be issued in consideration of the grant by or to the Corporation of marketing rights, license rights or similar rights or in consideration of the exchange of proprietary technology, in each case with prior Super Board Approval;

(vi) shares of Common Stock issued or deemed to be issued in connection with acquisitions or strategic alliances or issued to landlords, commercial financing or leasing companies, in each case with prior Super Board Approval;

(vii) shares of Common Stock issued pursuant to a Qualified Public Offering or any other public offering in connection with which all shares of Preferred Stock then outstanding are converted into shares of Common Stock in accordance with the terms of this Certificate of Incorporation;

(viii) shares of Common Stock or options, warrants or other rights to acquire shares of Common Stock that are issued or issuable by the Corporation to officers, directors, employees or consultants of the Corporation with the prior approval of the Board of Directors or an appropriate committee thereof pursuant to the Corporation’s Amended and Restated 2003 Stock Incentive Plan, as further amended, or any other stock option, stock purchase or other plan approved by the Board of Directors and by the stockholders in accordance with Section A.4(b)(viii) hereof; and

(ix) shares of capital stock of the Corporation issued upon exercise, conversion or exchange of Derivative Securities that are outstanding as of the Effective Date.

“Affiliate” shall mean, with respect to any holder of Preferred Stock, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such holder, including, without limitation, any partner, member, officer or director of such holder or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such holder.

“Conversion Date” shall have the meaning set forth in Section A.5(c) of this Article IV.

“Conversion Price” shall mean, as of the Effective Date: (a) $0.1875 per share of Series A-1 Preferred Stock, (b) $0.6337 per share of Series A-2 Preferred Stock, (c) $0.8409 per share of Series B Preferred Stock, (d) $1.1361 per share of Series C Preferred Stock, (e) $0.61 per share of Series D Preferred Stock, (f) $0.6746 per share of Series E Preferred Stock, (g) $0.3356 per share of Series F Preferred Stock, and (h) $0.3696 per share of Series G Preferred Stock, and as each such Conversion Price may be adjusted from time to time after the Effective Date pursuant to the provisions of Section A.5(f) of Article IV. For the avoidance of doubt, there shall be no change to the Conversion Prices as a result of the issuance of the Series G Preferred Stock pursuant to the Series G Purchase Agreement.

“Current Market Price” shall mean, as of the day in question, the fair market value of a share of Common Stock on such date, as determined in good faith by the Board of Directors.

“Derivative Securities” shall mean (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock, including shares of Preferred Stock, and (ii) all options, warrants and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock.

“Effective Date” shall mean the date this Eighth Amended and Restated Certificate of Incorporation is filed with the State of Delaware.

“Extraordinary Transaction” shall have the meaning set forth in Section A.5(f)(v) of this Article IV.

“Liquidation Amount” shall mean (i) $0.06165627 per share of Series A-1 Preferred Stock, (ii) $0.20519206 per share of Series A-2 Preferred Stock, (iii) $0.31684067 per share of Series B Preferred Stock, (iv) $0.52530293 per share of Series C Preferred Stock, (v) $0.28741023 per share of Series D Preferred Stock and (vi) $0.51442900 per share of Series E Preferred Stock (each subject to Proportional Adjustment).

“Original Issuance Price” shall mean (i) $0.1875 per share of Series A-1 Preferred Stock, (ii) $0.65 per share of Series A-2 Preferred Stock, (iii) $1.00 per share of Series B Preferred Stock, (iv) $1.67 per share of Series C Preferred Stock, (v) $0.61 per share of Series D Preferred Stock, (vi) $0.6746 per share of Series E Preferred Stock (vi) $0.3356 per share of Series F Preferred Stock and (vii) $0.3696 per share of Series G Preferred Stock (each subject to Proportional Adjustment).

“Person” (whether or not such term is capitalized) shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

“Preferred Stock Certificate” shall have the meaning set forth in Section A.5(c) of this Article IV.

“Proportional Adjustment” shall mean a proportional or other equitable adjustment made upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change.

“Qualified Public Offering” shall mean the Corporation’s first underwritten public offering of Common Stock in which the gross proceeds received by the Corporation are in excess of $30,000,000 and the price per share of Common Stock is at least $0.5544 (subject to Proportional Adjustment).

“Required Senior Preferred Holders” shall mean, collectively, the holders of at least 60% of the then outstanding shares of Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock (on an as-converted to Common Stock basis), voting or consenting together as a single class.

“Series A-2 Purchase Agreement” shall mean the Stock Purchase Agreement by and among the Corporation and the holders of Series A-2 Preferred Stock, dated as of April 3, 2003.

“Series B Purchase Agreement” shall mean the Stock Purchase Agreement by and among the Corporation and the holders of Series B Preferred Stock, dated as of March 4, 2005.

“Series C Purchase Agreement” shall mean the Stock Purchase Agreement by and among the Corporation and the holders of Series C Preferred Stock, dated as of August 2, 2006.

“Series D Purchase Agreement” shall mean the Stock Purchase Agreement by and among the Corporation and the holders of Series D Preferred Stock, dated on or about August 20, 2009.

“Series E Purchase Agreement” shall mean the Stock Purchase Agreement by and among the Corporation and the holders of Series E Preferred Stock, dated on or about May 13, 2011.

“Series E Supermajority Vote” shall mean the affirmative vote or written consent of the holders of at least two-thirds (2/3) of the outstanding shares of Series E Preferred Stock.

“Series F Ownership Percentage” shall mean (i) the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series F Preferred Stock divided by (ii) the number of shares of Common Stock outstanding on a fully-diluted basis, assuming full conversion of all shares of Preferred Stock into shares of Common Stock.

“Series F Purchase Agreement” shall mean the Stock Purchase Agreement by and among the Corporation and the holders of Series F Preferred Stock, dated as of April 24, 2015.

“Series G Purchase Agreement” shall mean the Stock Purchase Agreement by and among the Corporation and the holders of Series G Preferred Stock, dated as of the Effective Date.

“Super Board Approval” shall mean the approval (by vote or written consent) of the Board of Directors, which vote must include the affirmative vote or consent of at least 60% of the directors (rounded up to the nearest director) then in office.

10. No Reissuance of Preferred Stock. No share of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation is authorized to issue. In connection with any such redemption, purchase, conversion or otherwise in accordance with this Section A.10 of this Article IV, the Corporation will, from time to time, accordingly take such appropriate corporate action as may be necessary to reduce the authorized number of shares of any series of Preferred Stock, which action shall not be subject to the requirements set forth in Section A.4(b), 4(c), 4(d), 4(e), 4(f) or 4(g) of this Article IV.

B.	COMMON STOCK.

1. Increase or Decrease in Authorized Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

2. Voting Rights. Except as otherwise required by law, and subject to the voting rights provided to the holders of any series of Preferred Stock (including, without limitation, pursuant to Section A.4(b) of this Article IV), the holders of Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder.

3. Dividend, Liquidation and Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, subject to Sections A.3(a), (b), (c), (d) and (e) of Article IV, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock or any other class or series of stock ranking senior to the Common Stock upon liquidation of the specific preferential amounts which they are entitled to receive upon such liquidation.

ARTICLE V

Election of Directors

Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VI

Liability Limitation

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law. Any repeal or modification of this Article VI shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

Corporate Opportunity

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is also a partner or employee of a Fund (as defined below), an employee of an entity that manages such Fund, any holder of Preferred Stock, or any partner, member, director, stockholder, employee or agent of such holder, other than someone who is an employee of the Corporation or any of its subsidiaries, and that may be a corporate opportunity for both the Corporation and such Fund; provided, however, that such director acts in good faith and such opportunity was not offered to such person expressly and solely in his or her capacity as a director of the Corporation; and provided, further, that nothing herein or otherwise shall limit the Corporation’s right to pursue or consummate any transaction related to any Excluded Opportunity even if originated by any director or any Fund. For purposes of this Article VII, a “Fund” shall mean an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities.

ARTICLE VIII

Amendments

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation as the same may from time to time be in effect, in the manner now or hereafter prescribed by law; and all rights conferred upon stockholders or any other persons herein are granted subject to the rights reserved in this Article VIII.

ARTICLE IX

Indemnification; Exculpation

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Delaware General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

Bylaws

The Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation, subject to the provisions of Section A.4(b)(i) of Article IV hereof.

ARTICLE XI

DGCL Section 203

The Corporation hereby elects not to be governed by the provisions of Section 203 of the Delaware General Corporation Law.